UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

DIRECTV
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Commencing April 25, 2012, DIRECTV sent the following communication to certain of its stockholders:

To:    Addressee

From:    Larry Hunter
Executive Vice President and General Counsel

Re:    Please vote your DIRECTV shares for the Annual Stockholder Meeting.
Deadline is April 30 You recently should have received a follow-up email of the notice advising you how to instruct the Trustee on voting the shares of DIRECTV stock held on your behalf in the DIRECTV Stock Fund of the DIRECTV 401(k) Savings Plan (“Savings Plan”). If you have already voted, then you don't need to do anything else and you can disregard this email. If you haven't, then you have less than a week to act. To assure that those shares are voted the way you want, you must provide specific instructions to the Savings Plan Trustee no later than 11:59 p.m., Eastern Time, on Monday, April 30, 2012.
Voting Materials The Company's 2012 Proxy Statement and Annual Report are available on-line at www.proxyvote.com and at www.directv.com/investor. Those materials have been made available in connection with the Company's 2012 Annual Stockholders' Meeting on May 3, 2012. But, the next step is up to you.

Please vote There are three ways that you can instruct the Trustee:

(1) you can complete a proxy card on-line at www.proxyvote.com;
(2) you can give your proxy by phone at 1-800-690-6903; or
(3) you can mark a proxy card and mail it in the envelope provided (if you requested a hard copy of the proxy statement and proxy card).
The email notice you received provides the control number that you will need to submit your instructions. Your instructions and vote will be kept private.

Please vote by April 30 Our Board of Directors has made a recommendation on each of the matters to be voted on by our stockholders. We urge you to carefully review the matters presented and encourage you to instruct the Trustee to vote your shares as recommended by our Board. Please act quickly so that you do not miss the deadline.